Exhibit 99.3
PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview
We are a global supplier of specialty networking solutions built around two global business platforms – Enterprise Solutions and Industrial Solutions. Our comprehensive portfolio of signal transmission solutions provides industry leading secure and reliable transmission of data, sound, and video for mission critical applications.
We strive to create shareholder value by:

•Delivering highly engineered signal transmission solutions for mission-critical applications in a diverse set of global markets;
•Maintaining a balanced product portfolio across end markets, applications, and geographies that allows for a disciplined approach to growth;
•Capturing additional market share by using our Market Delivery System to improve channel and end-user relationships and to concentrate sales efforts on customers in higher growth geographies and vertical end-markets;
•Managing our product portfolio to provide innovative and complete end-to-end solutions for our customers in applications for which we have operational expertise and can drive customer loyalty;
•Acquiring leading companies with innovative product portfolios and opportunities for synergies which fit within our strategic framework;
•Continuously improving our processes and systems through scalable, flexible, and sustainable business systems for talent management, Lean enterprise, and acquisition cultivation and integration; and
•Protecting and enhancing the value of the Belden brands.
We believe our business system, balance across markets and geographies, systematic go-to-market approach, extensive portfolio of innovative solutions, commitment to Lean principles, and improving margin profile present a unique value proposition for our shareholders.
We consider adjusted revenue growth on a constant currency basis, adjusted EBITDA margin, free cash flow, and return on invested capital to be our key operating performance indicators. Our current business goals are to:

•Grow adjusted revenues on a constant currency basis by 5-7% per year, from a combination of end market growth, market share capture, and contributions from acquisitions;
•Achieve adjusted EBITDA margins in the range of 20-22%;
•Achieve free cash flow growth in the range of 13-15%; and
•Realize return on invested capital of 13-15%.
Significant Trends and Events in 2019
The following trends and events during 2019 had varying effects on our financial condition, results of operations, and cash flows.
Foreign currency
Our exposure to currency rate fluctuations primarily relates to exchange rate movements between the U.S. dollar and the euro, Canadian dollar, Hong Kong dollar, Chinese yuan, Japanese yen, Mexican peso, Australian dollar, British pound, Indian rupee, and Brazilian real. Generally, as the U.S. dollar strengthens against these foreign currencies, our revenues and earnings are negatively impacted as our foreign denominated revenues and earnings are translated into U.S. dollars at a lower rate. Conversely, as the U.S. dollar weakens against foreign currencies, our revenues and earnings are positively impacted.

In addition to the translation impact described above, currency rate fluctuations have an economic impact on our financial results. As the U.S. dollar strengthens or weakens against foreign currencies, it results in a relative price increase or decrease for certain of our products that are priced in U.S. dollars in a foreign location.
Commodity Prices
Our operating results can be affected by changes in prices of commodities, primarily copper and compounds, which are components in some of the products we sell. Generally, as the costs of inventory purchases increase due to higher commodity prices, we raise selling prices to customers to cover the increase in costs, resulting in higher sales revenue but a lower gross profit percentage. Conversely, a decrease in commodity prices would result in lower sales revenue but a higher gross profit percentage. Selling prices of our products are affected by many factors, including end market demand, capacity utilization, overall economic conditions, and commodity prices. Importantly, however, there is no exact measure of the effect of changing commodity prices, as there are thousands of transactions in any given quarter, each of which has various factors involved in the individual pricing decisions. Therefore, all references to the effect of copper prices or other commodity prices are estimates.
Channel Inventory
Our operating results also can be affected by the levels of Belden products purchased and held as inventory by our channel partners and customers. Our channel partners and customers purchase and hold our products in their inventory in order to meet the service and on-time delivery requirements of their customers. Generally, as our channel partners and customers change the level of Belden products owned and held in their inventory, it impacts our revenues. Comparisons of our results between periods can be impacted by changes in the levels of channel inventory. We are dependent upon our channel partners to provide us with information regarding the amount of our products that they own and hold in their inventory. As such, all references to the effect of channel inventory changes are estimates.
Market Growth and Market Share
The markets in which we operate can generally be characterized as highly competitive and highly fragmented, with many players. Based on available data for our served markets, we estimate that our market share across our segments is significant, ranging from approximately 5% - 20%. A substantial acquisition in one of our served markets would be necessary to meaningfully change our estimated market share percentage. We monitor available data regarding market growth, including independent market research reports, publicly available indices, and the financial results of our direct and indirect peer companies, in order to estimate the extent to which our served markets grew or contracted during a particular period. We generally expect that our unit sales volume will increase or decrease consistently with the market growth rate. Our strategic goal is to utilize our Market Delivery System to target faster growing geographies, applications, and trends within our end markets, in order to achieve growth that is higher than the general market growth rate. To the extent that we exceed the market growth rates, we consider it to be the result of capturing market share.
Discontinued Operations Treatment of the Grass Valley Disposal Group
During the fourth quarter of 2019, we committed to a plan to sell Grass Valley, and at such time, met all of the criteria to classify the assets and liabilities of this business as held for sale. Furthermore, we determined a divestiture of Grass Valley represents a strategic shift that is expected to have a major impact on our operations and financial results. As a result, the Grass Valley disposal group, which was included in our Enterprise Solutions segment, is now reported within discontinued operations. As such, comparable prior period information has been recast to exclude the Grass Valley disposal group from continuing operations, with the exception of the Consolidated Cash Flow Statements. The Grass Valley disposal group excludes certain Grass Valley pension plans that we will retain. In 2019, we wrote down the carrying value of Grass Valley and recognized asset impairments totaling $521.4 million. See Note 5 within Exhibit 99.5.
Acquisitions
We completed the acquisitions of SPC, Opterna, and FutureLink on December 6, 2019, April 15, 2019, and April 5, 2019, respectively. The results of SPC, Opterna, and FutureLink have been included in our Consolidated Financial Statements as of their acquisition dates and are reported within the Enterprise Solutions segment. See Note 4 within Exhibit 99.5.

Cost Reduction Program
During the fourth quarter of 2019, we began a cost reduction program to improve performance and enhance margins by streamlining the organizational structure and investing in technology to drive productivity. We recognized approximately $19.6 million of severance costs for this program during 2019. The costs were incurred by both of our segments, as well as our corporate office. The cost reduction program is expected to deliver an estimated $40.0 million reduction in selling, general, and administrative expenses on an annual basis, with some benefit in 2020, and the full benefit realized in 2021. We expect to incur approximately $10.0 million for this program in 2020. See Note 14 within Exhibit 99.5.
Opterna, FutureLink, and SPC Integration Program
In 2019, we began a restructuring program to integrate the recent acquisitions of Opterna, FutureLink, and SPC with our existing businesses. The restructuring and integration activities were focused on achieving desired cost savings by consolidating existing and acquired facilities and other support functions. We recognized $6.1 million of severance and other restructuring costs for this program during 2019. The costs were incurred by the Enterprise Solutions segment. We expect to incur an additional $5.0 million for this program in 2020. See Note 14 within Exhibit 99.5.
Preferred Stock Conversion
On July 15, 2019, all outstanding Preferred Stock was automatically converted into shares of Belden common stock at the conversion rate of 132.50, resulting in the issuance of approximately 6.9 million shares of Belden common stock. Upon conversion, the Preferred Stock was automatically extinguished and discharged, is no longer deemed outstanding for all purposes, and delisted from trading on the New York Stock Exchange. For the year ended December 31, 2019, dividends on the Preferred Stock were $18.4 million. See Note 21within Exhibit 99.5.

Results of Operations
Consolidated Income from Continuing Operations before Taxes

	Years Ended December 31,			Percentage Change
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
	(In thousands, except percentages)
Revenues	$2,131,278	$2,165,702	$2,087,185	(1.6)%	3.8%
Gross profit	793,505	829,911	802,320	(4.4)%	3.4%
Selling, general and administrative expenses	417,329	411,352	389,743	1.5%	5.5%
Research and development expenses	94,360	91,552	88,748	3.1%	3.2%
Amortization of intangibles	74,609	75,140	90,188	(0.7)%	(16.7)%
Gain from patent litigation	—	62,141	—	(100.0)%	n/a
Operating income	207,207	314,008	233,641	(34.0)%	34.4%
Interest expense, net	55,814	60,839	82,651	(8.3)%	(26.4)%
Non-operating pension benefit (cost)	1,017	(99)	(561)	(1,127.3)%	(82.4)%
Loss on debt extinguishment	—	22,990	52,441	(100.0)%	(56.2)%
Income from continuing operations before taxes	152,410	230,080	97,988	(33.8)%	134.8%

2019 Compared to 2018
Revenues decreased $34.4 million from 2018 to 2019 due to the following factors:
•Acquisitions contributed $32.4 million to the increase in revenues.
•Currency translation had a $28.0 million unfavorable impact on revenues.
•Lower sales volume, including the impact of changes in channel inventory and weaker industrial markets, resulted in a $21.6 million decrease in revenues.
•Lower copper costs resulted in a $17.2 million decrease in revenues.
Gross profit decreased $36.4 million from 2018 to 2019. The decrease in gross profit is primarily attributable to the decrease in revenues discussed above as well as unfavorable product mix and the impact of lower production volumes. Gross profit for 2019 included $3.4 million of severance, restructuring, and acquisition integration costs; $0.6 million of cost of sales arising from the adjustment of inventory to fair value related to acquisitions; and $0.5 million for the amortization of software development intangible assets. Gross profit for 2018 included $18.0 million of severance, restructuring, and acquisition integration costs and $0.1 million for the amortization of software development intangible assets.
Selling, general and administrative expenses increased $6.0 million from 2018 to 2019 primarily due to an $18.5 million increase in severance, restructuring, and acquisition integration costs and acquisitions and a $5.4 million increase from acquisitions. These increases were partially offset by the impact of productivity improvement initiatives, currency translation, decrease in costs related to patent litigation, and purchase accounting effects of acquisitions, which attributed to a decline in selling, general and administrative expenses of $9.5 million, $4.1 million, $2.6 million, and $1.7 million, respectively.
Research and development expenses increased $2.8 million from 2018 to 2019 primarily due to investments in research and development as well as acquisitions, which contributed $3.9 million and $0.3 million, respectively. These increases were partially offset by currency translation of $1.4 million.

Amortization of intangibles decreased $0.5 million from 2018 to 2019 primarily due to certain intangible assets becoming fully amortized, partially offset by the amortization expense for intangible assets from the acquisitions of SPC and Opterna. See Note 4 within Exhibit 99.5.
The $62.1 million gain from patent litigation in 2018 is for judgments received in 2018 from the patent infringement case filed in 2011 by our wholly-owned subsidiary, PPC, against Corning alleging they willfully infringed upon two patents. After years of post-trial motions and appeals, the District Court ruled in favor of PPC and required Corning to pay judgments of $62.1 million in 2018 to PPC. See Note 2 within Exhibit 99.5.

Operating income decreased $106.8 million from 2018 to 2019 primarily due to the gain from the patent litigation in 2018, decrease in gross profit discussed above, and changes in operating expenses discussed above.
Net interest expense decreased $5.0 million from 2018 to 2019 as a result of our debt refinancing during 2018. In March 2018, we issued €350.0 million aggregate principal amount of new senior subordinated notes due 2028 at an interest rate of 3.875%, and used the net proceeds of this offering and cash on hand to repurchase all of our outstanding €200.0 million 5.5% senior subordinated notes due 2023 as well as all of our outstanding $200.0 million 5.25% senior subordinated notes due 2024.
The loss on debt extinguishment recognized in 2018 represents the premium paid to the bond holders to retire the 2023 and 2024 notes as well as the unamortized debt issuance costs that were written-off. The loss on debt extinguishment recognized in 2017 represents the premium paid to the bond holders to retire the 2022 and a portion of the 2023 notes as well as the unamortized debt issuance costs that were written-off and the unamortized debt issuance costs related to creditors no longer participating in the Amended and Restated Credit Agreement (the Revolver), which we amended in May 2017. See Note 15 within Exhibit 99.5.
Income from continuing operations before taxes decreased $77.7 million from 2018 to 2019 primarily due to the decrease in operating income, partially offset by the decrease in interest expense and loss on debt extinguishment discussed above.
2018 Compared to 2017
Revenues increased $78.5 million from 2017 to 2018 due to the following factors:
•Higher sales volume, including changes in channel inventory, resulted in a $53.8 million increase in revenues.
•Acquisitions contributed $29.7 million to the increase in revenues.
•Currency translation had a $12.0 million favorable impact on revenues.
•Higher copper costs contributed $10.7 million to the increase in revenues.
•The divestiture of our MCS business resulted in a $27.7 million decrease in revenues.
Gross profit increased $27.6 million from 2017 to 2018 while gross profit margin remained relatively flat year-over-year. The increase in gross profit is primarily attributable to the increase in revenues discussed above, and the impact on margins is due to copper prices, which result in higher revenues as discussed above, but as they have minimal impact to gross profit dollars, result in lower gross profit margins. Gross profit for 2018 included $18.0 million of severance, restructuring, and acquisition integration costs and $0.1 million for the amortization of software development intangible assets. Gross profit for 2017 included $32.5 million of severance, restructuring, and acquisition integration costs; $6.1 million of cost of sales arising from the adjustment of inventory to fair value related to an acquisition; and $0.8 million of accelerated depreciation in our Enterprise Solutions segment.
Selling, general and administrative expenses increased $21.6 million from 2017 to 2018 primarily due to increases in manufacturing constraints, acquisitions, an increase in costs related to patent litigation, and currency translation of $14.5 million, $5.7 million, $2.6 million, and $2.5 million, respectively; partially offset by the MCS divestiture in 2017, which contributed to a decline of approximately $3.7 million over the year ago period.
Research and development expenses increased $2.8 million from 2017 to 2018 primarily due to investments in research and development, acquisitions, and currency translation of $2.8 million, $0.9 million, and $0.8 million, respectively. These increases were partially offset by the MCS divestiture in 2017, which contributed to a $1.7 million decline in research and development expenses over the year ago period.

Amortization of intangibles decreased $15.0 million from 2017 to 2018 primarily due to certain intangible assets becoming fully amortized, partially offset by an increase in amortization expense for intangible assets from the acquisition of NT2. See Note 12 within Exhibit 99.5.
The $62.1 million gain from patent litigation in 2018 is for judgments received in 2018 from the patent infringement case filed in 2011 by our wholly-owned subsidiary, PPC, against Corning alleging they willfully infringed upon two patents. After years of post-trial motions and appeals, the District Court ruled in favor of PPC and required Corning to pay judgments of $62.1 million in 2018 to PPC. See Note 2 within Exhibit 99.5.
Operating income increased $80.4 million from 2017 to 2018 primarily due to the gain from patent litigation and increases in gross profit discussed above, partially offset by the changes in operating expenses discussed above.

Net interest expense decreased $21.8 million from 2017 to 2018 as a result of our debt transactions during 2017 and 2018. In July 2017, we issued €450.0 million aggregate principal amount of new senior subordinated notes due 2027 at an interest rate of 3.375%, and used the net proceeds of this offering and cash on hand to repurchase all of our outstanding $700.0 million 5.5% senior subordinated notes due 2022. In September 2017, we issued €300.0 million aggregate principal amount of new senior subordinated notes due 2025 at an interest rate of 2.875%, and used the net proceeds of this offering to repurchase €300.0 million of our outstanding €500.0 million 5.5% senior subordinated notes due 2023. In March 2018, we issued €350.0 million aggregate principal amount of new senior subordinated notes due 2028 at an interest rate of 3.875%, and used the net proceeds of this offering and cash on hand to repurchase all of our outstanding €200.0 million 5.5% senior subordinated notes due 2023 as well as all of our outstanding $200.0 million 5.25% senior subordinated notes due 2024. See Note 15 within Exhibit 99.5.
The loss on debt extinguishment recognized in 2018 represents the premium paid to the bond holders to retire the 2023 and 2024 notes as well as the unamortized debt issuance costs that were written-off. The loss on debt extinguishment recognized in 2017 represents the premium paid to the bond holders to retire the 2022 and a portion of the 2023 notes as well as the unamortized debt issuance costs that were written-off and the unamortized debt issuance costs related to creditors no longer participating in the Amended and Restated Credit Agreement (the Revolver), which we amended in May 2017. See Note 15 within Exhibit 99.5.
Income from continuing operations before taxes increased by $132.1 million from 2017 to 2018 primarily due to the increase in operating income, decrease in interest expense, and decrease in the loss on debt extinguishment discussed above.
Income Taxes

				Percentage Change
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
	(In thousands, except percentages)
Income from continuing operations before taxes	$152,410	$230,080	$97,988	(33.8)%	134.8%
Income tax benefit (expense)	(42,519)	(62,936)	4,619	(32.4)%	(1,462.5)%
Effective tax rate	27.9%	27.4%	(4.7)%

2019 Compared to 2018
We recognized income tax expense of $42.5 million in 2019, representing an effective tax rate of 27.9%. The effective tax rate was primarily impacted by a change in valuation allowance on certain deferred tax assets and foreign tax rate differences.
During the fourth quarter of 2019, the United States Treasury issued final and proposed regulations with respect to certain aspects related to the Tax Cuts and Jobs Act of 2017 (the “Act”). Additional guidance provided in these regulations resulted in a tax adjustment in the fourth quarter of 2019.
Our income tax expense was also impacted by foreign tax rate differences. Foreign tax rate differences reduced our income tax expense by approximately $13.1 million and $2.4 million in 2019 and 2018, respectively.
Our income tax expense and effective tax rate in future periods may be impacted by many factors, including our geographic mix of income and changes in tax laws.
As of December 31, 2019, we maintained a valuation allowance on our deferred tax assets of $50.4 million. Of this amount, approximately $43.0 million relates to deferred tax assets for certain U.S foreign tax credits and U.S. state net operating losses and tax credits. The $33.9 million valuation allowance on the foreign tax credits is a direct result of the regulations issued by the United States Treasury in the fourth quarter of 2019, the Act and the impact of classifying a business as discontinued operations. The remaining $9.1 million valuation allowance primarily relates to state net operating losses and tax credits. While we have positive evidence in the form of projected sources of income, we determined that these state carryforward assets were not realizable as of December 31, 2019 due to a history of net operating losses and tax credits expiring without being utilized in certain states and because the current forecast of income is not sufficient to utilize all of these state net operating losses and tax credits prior to expiration.
2018 Compared to 2017
We recognized income tax expense of $62.9 million in 2018, representing an effective tax rate of 27.4%. The effective tax rate was impacted by the Act and foreign tax rate differences.

On December 22, 2017, the Act was signed into law, making significant changes to the U.S. Internal Revenue Code. In accordance with the Act, we recorded $24.5 million as additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. The total income tax expense included a $41.6 million tax benefit for the remeasurement of deferred tax assets and liabilities to the 21% rate at which they are expected to reverse, offset with a one-time tax expense on deemed repatriation of $30.8 million and a valuation allowance of $35.3 million recorded against foreign tax credit carryovers that we no longer expect to be able to realize based upon the new tax law. Additionally, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. December 22, 2018 marked the end of the measurement period for purposes of SAB 118. As such, we have completed our analysis based on legislative updates relating to the Act currently available, which resulted in additional SAB 118 tax expense of $10.0 million for the year ended December 31, 2018. The total tax expense included an $8.0 million tax expense associated with an increase to the valuation allowance against foreign tax credit carryovers that we no longer expect to be able to realize based upon the new tax law, a $1.3 million tax expense adjustment to the transition tax on the deemed repatriation of cumulative foreign earnings, a $1.1 million tax expense resulting from a valuation allowance established on the deferred tax assets associated with stock options of covered employees, and a $0.4 million income tax benefit associated with an adjustment to the remeasurement of certain deferred tax assets and liabilities.
Our income tax expense was also impacted by foreign tax rate differences. Foreign tax rate differences impacted our income tax expense by approximately $(2.4) million and $14.7 million in 2018 and 2017, respectively.
Our income tax expense and effective tax rate in future periods may be impacted by many factors, including our geographic mix of income and changes in tax laws.
As of December 31, 2018, we maintained a valuation allowance on our deferred tax assets of $39.4 million. Of this amount, approximately $33.1 million relates to deferred tax assets for certain U.S foreign tax credits and U.S. state net operating losses and tax credits. The $23.9 million valuation allowance on the foreign tax credits is a direct result of the Act, as described above. The remaining $9.2 million valuation allowance primarily relates to state net operating losses and tax credits. While we have positive evidence in the form of projected sources of income, we determined that these state carryforward assets were not realizable as of December 31, 2018 due to a history of net operating losses and tax credits expiring without being utilized in certain states and because the current forecast of income is not sufficient to utilize all of these state net operating losses and tax credits prior to expiration.
Consolidated Adjusted EBITDA

	Years Ended December 31,
	2019	2018	2017
	(In thousands, except percentages)
GAAP and adjusted revenues	$2,131,278	$2,165,702	$2,087,185

GAAP net income (loss)	$(376,776)	$160,711	$92,853
Amortization of intangible assets	74,609	75,140	90,188
Severance, restructuring, and acquisition integration costs (1)	26,544	22,625	41,893
Interest expense, net	55,814	60,839	82,651
Income tax expense (benefit)	42,519	62,936	(4,619)
Depreciation expense	40,409	38,309	38,624
Loss on debt extinguishment	—	22,990	52,441
Purchase accounting effects related to acquisitions (2)	592	1,690	6,133
Costs related to patent litigation	—	2,634	—
Amortization of software development intangible assets	525	79	—
Non-operating pension settlement loss	—	1,342	—
Loss on sale of assets (3)	—	94	1,013
Gain from patent litigation	—	(62,141)	—
Loss from discontinued operations	486,667	6,433	9,754
Adjusted EBITDA	$350,903	$393,681	$410,931

GAAP net income (loss) margin	(17.7)%	7.4%	4.4%
Adjusted EBITDA margin	16.5%	18.2%	19.7%

(1)See Note 14, Severance, Restructuring, and Acquisition Integration Activities, within Exhibit 99.5 for details.
(2)In 2019, we collectively recognized $0.6 million of cost of sales related to purchase accounting adjustments of acquired inventory to fair value for both our SPC and Opterna acquisitions. In 2018, we made a $1.7 million adjustment to increase the earn-out liability associated with an acquisition. In 2017, we recognized $6.1 million of cost of sales related to the adjustment of acquired inventory to fair value for our Thinklogical acquisition.
(3)In 2018 and 2017, we recognized a $0.1 million and $1.0 million loss on sale of assets, respectively, for the sale of our MCS business and Hirschmann JV. See Note 2 within Exhibit 99.5.
Use of Non-GAAP Financial Information
Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow are non-GAAP financial measures. In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and tangible assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain revenues and gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for the purchase accounting effect of recording deferred revenue at fair value in order to reflect the revenues that would have otherwise been recorded by acquired businesses had they remained as independent entities. We believe this presentation is useful in evaluating the underlying performance of acquired companies. Similarly, we adjust for other acquisition-related expenses, such as amortization of intangibles and other impacts of fair value adjustments because they generally are not related to the acquired businesses' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

				Percentage Change
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
	(In thousands, except percentages)
Adjusted Revenues	$2,131,278	$2,165,702	$2,087,185	(1.6)%	3.8%
Adjusted EBITDA	350,903	393,681	410,944	(10.9)%	(4.2)%
as a percent of adjusted revenues	16.5%	18.2%	19.7%

2019 Compared to 2018

Revenues decreased $34.4 million from 2018 to 2019 due to the following factors:
•Acquisitions contributed $32.4 million to the increase in revenues.
•Currency translation had a $28.0 million unfavorable impact on revenues.
•Lower sales volume, including the impact of changes in channel inventory and weaker industrial markets, resulted in a $21.6 million decrease in revenues.
•Lower copper costs resulted in a $17.2 million decrease in revenues.

Adjusted EBITDA decreased $42.8 million in 2019 from 2018 primarily due to the decrease in revenues discussed above as well as unfavorable product mix and the impact of lower production volumes.

2018 Compared to 2017

Revenues increased $78.5 million from 2017 to 2018 due to the following factors:
•Higher sales volume, including changes in channel inventory, resulted in a $53.8 million increase in revenues.
•Acquisitions contributed $29.7 million to the increase in revenues.
•Currency translation had a $12.0 million favorable impact on revenues.
•Higher copper costs contributed $10.7 million to the increase in revenues.
•The divestiture of our MCS business resulted in a $27.7 million decrease in revenues.

Adjusted EBITDA decreased $17.3 million in 2018 from 2017 primarily due to unfavorable product mix and investments in organic growth initiatives, partially offset by the increase in revenues.
Segment Results of Operations
For additional information regarding our segment measures, see Note 5 to the Consolidated Financial Statements within Exhibit 99.5.
Enterprise Solutions

				Percentage Change
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
	(In thousands, except percentages)
Segment Revenues	$946,041	$957,501	$926,420	(1.2)%	3.4%
Segment EBITDA	126,925	156,790	160,644	(19.0)%	(2.4)%
as a percent of segment revenues	13.4%	16.4%	17.3%

2019 Compared to 2018
Enterprise revenues decreased $11.5 million in 2019 as compared to 2018 primarily due to decreases in volume, including changes in channel inventory; lower copper prices; and unfavorable currency translation, which contributed $28.5 million, $8.4 million, and $7.0 million, respectively, to the decrease in revenues over the year ago period; partially offset by the impact of acquisitions which grew revenues $32.4 million.
Enterprise EBITDA decreased $29.9 million in 2019 as compared to 2018 primarily due to the decreases in revenues discussed above as well as the impact of lower production volumes.

2018 Compared to 2017
Enterprise revenues increased $31.1 million in 2018 as compared to 2017 primarily due to acquisitions, higher copper prices, and favorable currency translation, which contributed $29.7 million, $5.0 million, and $2.7 million, respectively, to the increase in revenues over the year ago period; partially offset by a $6.3 million decline in volume.
Enterprise EBITDA decreased $3.9 million in 2018 as compared to 2017 primarily due to manufacturing constraints.
Industrial Solutions

				Percentage Change
	2019	2018	2017	2019 vs. 2018	2018 vs. 2017
	(In thousands, except percentages)
Segment Revenues	$1,185,237	$1,208,201	$1,160,765	(1.9)%	4.1%
Segment EBITDA	226,110	237,870	244,770	(4.9)%	(2.8)%
as a percent of segment revenues	19.1%	19.7%	21.1%

2019 Compared to 2018
Industrial Solutions revenues decreased $22.9 million in 2019 as compared to 2018 primarily due to unfavorable currency translation and lower copper prices, which contributed $21.0 million and $8.8 million, respectively, to the decrease in revenues over the year ago period; partially offset by increases in volume, which grew revenues $6.9 million year-over-year.
Industrial EBITDA decreased $11.8 million in 2019 as compared to 2018 primarily due to the decline in revenues discussed above and the impact of lower production volumes.
2018 Compared to 2017
Industrial Solutions revenues increased $47.4 million in 2018 as compared to 2017 primarily due to volume growth, including changes in channel inventory; favorable currency translation; and higher copper costs, which contributed $60.1 million, $9.3 million, and $5.7 million, respectively, to the increase in revenues year over year; partially offset by $27.7 million from the MCS divestiture in 2017.
Industrial EBITDA decreased $6.9 million in 2018 as compared to 2017. The revenue growth discussed above was offset by unfavorable product mix and temporary inefficiencies related to extended lead times throughout the supply chain experienced in 2018.
Liquidity and Capital Resources
Significant factors affecting our cash liquidity include (1) cash provided by operating activities, (2) disposals of businesses and tangible assets, (3) cash used for acquisitions, restructuring actions, capital expenditures, share repurchases, dividends, and senior subordinated note repurchases, and (4) our available credit facilities and other borrowing arrangements. We expect our operating activities to generate cash in 2020 and believe our sources of liquidity are sufficient to fund current working capital requirements, capital expenditures, contributions to our retirement plans, share repurchases, senior subordinated note repurchases, quarterly dividend payments, and our short-term operating strategies. However, we may require external financing were we to complete a significant acquisition. Our ability to continue to fund our future needs from business operations could be affected by many factors, including, but not limited to: economic conditions worldwide, customer demand, competitive market forces, customer acceptance of our product offerings, and commodities pricing.
The following table is derived from our Consolidated Cash Flow Statements and summarizes cash flows from operations, including discontinued operations:

	Years Ended December 31,
	2019	2018
	(In thousands)
Net cash provided by (used for):
Operating activities	$276,893	$289,220
Investing activities	(184,369)	(140,676)
Financing activities	(86,948)	(281,770)
Effects of currency exchange rate changes on cash and cash equivalents	(301)	(7,272)
Increase (decrease) in cash and cash equivalents	5,275	(140,498)
Cash and cash equivalents, beginning of year	420,610	561,108
Cash and cash equivalents, end of year	$425,885	$420,610

Net cash provided by operating activities totaled $276.9 million for 2019 compared to $289.2 million for 2018. Operating cash flows declined $12.3 million, or 4.3%, compared to the prior year primarily due to the $62 million pre-tax cash proceeds from the Corning patent litigation received in 2018. Excluding the patent litigation proceeds, operating cash flows increased year-over-year due in part to favorable changes in receivables and inventory. Receivables were a source of cash of $22.9 million compared to a use of cash of $21.7 million in the prior year. Inventory was a source of cash of $44.5 million compared to a use of cash of $14.8 million in the prior year. The improvements in receivables and inventory are attributable to effective working capital management.

Net cash used for investing activities totaled $184.4 million for 2019 compared to $140.7 million for 2018. Investing activities for 2019 included capital expenditures of $110.0 million and payments, net of cash acquired, for acquisitions of $74.4 million. Investing activities for 2018 included capital expenditures of $97.8 million; payments, net of cash acquired, for acquisitions of $84.6 million; net proceeds from the sale of an operating facility of $1.5 million; and net cash received for the sale of the MCS business and Hirschmann JV which closed on December 31, 2017 of $40.2 million. Capital expenditures increased $12.2 million year-over-year due in part to investments in fiber capacity and software development.
Net cash flows from financing activities was a $86.9 million use of cash for 2019 compared to $281.8 million for 2018. Financing activities for 2019 included payments under our share repurchase program of $50.0 million; cash dividend payments of $34.4 million, net payments related to share based compensation activities of $2.1 million; and interest payments on our financing leases of $0.4 million. Financing activities for 2018 included payments under borrowing arrangements of $484.8 million, payments under our share repurchase program of $175.0 million, cash dividend payments of $43.2 million, debt issuance costs of $7.6 million, net payments related to share based compensation activities of $2.1 million, payments for the redemption of our stockholders' rights agreement of $0.4 million, and cash proceeds from the issuance of the €350.0 million 3.875% Notes due 2028 of $431.3 million.
Our cash and cash equivalents balance, including discontinued operations, was $425.9 million as of December 31, 2019. Of this amount, $228.4 million was held outside of the U.S. in our foreign operations. Substantially all of the foreign cash and cash equivalents are readily convertible into U.S. dollars or other foreign currencies. Our strategic plan does not require the repatriation of foreign cash in order to fund our operations in the U.S., and it is our current intention to permanently reinvest the foreign cash and cash equivalents outside of the U.S. If we were to repatriate the foreign cash to the U.S., we may be required to accrue and pay U.S. taxes in accordance with applicable U.S. tax rules and regulations as a result of the repatriation. See Note 17, Income Taxes in the accompanying notes to our consolidated financial statements.
Our outstanding debt obligations as of December 31, 2019 consisted of $1.5 billion of senior subordinated notes. As of December 31, 2019, we had no borrowings outstanding on the Revolver, and our available borrowing capacity, including the assets of the Grass Valley disposal group, was $310.6 million. Additional discussion regarding our various borrowing arrangements is included in Note 15 to the Consolidated Financial Statements within Exhibit 99.5.

Contractual obligations outstanding at December 31, 2019, have the following scheduled maturities:

	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(In thousands)
Long-term debt payment obligations (1)(2)	$1,459,380	$—	$—	$—	$1,459,380
Interest payments on long-term debt obligations	396,348	51,219	102,437	102,437	140,255
Operating lease obligations (3)	87,092	18,899	30,953	20,585	16,655
Purchase obligations (4)	31,163	30,507	656	—	—
Other commitments (5)	6,779	426	5,478	875	—
Pension and other postemployment obligations	54,026	5,191	11,169	10,364	27,302
Total	$2,034,788	$106,242	$150,693	$134,261	$1,643,592

(1)As described in Note 15 to the Consolidated Financial Statements within Exhibit 99.5.
(2)Amounts do not include accrued and unpaid interest. Accrued and unpaid interest related to long-term debt obligations is reflected on the line entitled, "Interest payments on long-term debt obligations" in the table.
(3)As described in Note 11 to the Consolidated Financial Statements within Exhibit 99.5.
(4)Includes agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction.
(5)Does not include accounts payable reflected in the financial statements. Includes obligations for uncertain tax positions and legal settlement obligations (see Notes 17 and 28 to the Consolidated Financial Statements within Exhibit 99.5).

As of December 31, 2019, our commercial commitments expire or mature as follows:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In thousands)
Standby financial letters of credit	$11,227	$9,177	$2,050	$—	$—
Bank guarantees	4,451	1,934	2,517	—	—
Surety bonds	3,311	3,311	—	—	—
Total	$18,989	$14,422	$4,567	$—	$—
Standby financial letters of credit, bank guarantees, and surety bonds are generally issued to secure obligations we have for a variety of commercial reasons such as workers compensation self-insurance programs in several states and the importation and exportation of product. We expect to replace most of these when they expire or mature.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows that are or would be considered material to investors.
Current-Year Adoption of Recent Accounting Pronouncements
Discussion regarding our adoption of accounting pronouncements is included in Note 2 to the Consolidated Financial Statements within Exhibit 99.5.
Critical Accounting Estimates
Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S. (GAAP). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
Our significant accounting policies are discussed in Note 2 of our Consolidated Financial Statements within Exhibit 99.5. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective, or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.
Revenue Recognition
We recognize revenue consistent with the principles as outlined in the following five step model: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) each performance obligation is satisfied. See Note 3 within Exhibit 99.5.
At the time of sale, we establish an estimated reserve for trade, promotion, and other special price reductions such as contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also reserve for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the functionality of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Changes) through individual customer records, we estimate the amount of outstanding Changes and recognize them by reducing revenues. We determine our estimate based on our historical Changes as a percentage of revenues and the average time period between the original sale and the issuance of the Changes. We adjust other current assets and cost of sales for the estimated level of returns.

We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Changes patterns. We make revisions to these estimates in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to further reduce prices and increase customer return authorizations. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to measure the Changes. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material. A 10% change in our sales reserve for such Changes as of December 31, 2019 would have affected net income by less than $1 million in 2019.
At times, we enter into arrangements that involve the delivery of multiple promised goods or services. For these arrangements, when the promised goods or services can be separated, the revenue is allocated to each distinct good or service based on that performance obligation’s relative standalone selling price and recognized based upon transfer of control for each performance obligation. Generally, we determine standalone selling price using the adjusted market assessment approach. For software licenses with highly variable standalone selling prices sold with either support or professional services, we generally determine the standalone selling price of the software license using the residual approach.
Revenue allocated to support services under our support contracts is typically recognized ratably over the term of the service. Revenue allocated to distinct professional services is recognized when (or as) the performance obligation is satisfied depending on the terms of the arrangement. When professional services are not distinct from goods, the professional services and goods are combined into one performance obligation, and revenue allocated to that performance obligation is recognized when (or as) the performance obligation is satisfied.
Income Taxes
We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and income before taxes under GAAP. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes. A deferred tax asset valuation allowance is required when some portion or all of the deferred tax assets may not be realized. We are required to estimate taxable income in future years or develop tax strategies that would enable tax asset realization in each taxing jurisdiction and use judgment to determine whether to record a deferred tax asset valuation allowance for part or all of a deferred tax asset.
We consider the weight of all available evidence, both positive and negative, in assessing the realizability of the deferred tax assets associated with net operating losses. We consider the reversals of existing taxable temporary differences as well as projections of future taxable income. We consider the future reversals of existing taxable temporary differences to the extent they were of the same character as the temporary differences giving rise to the deferred tax assets. We also consider whether the future reversals of existing taxable temporary differences will occur in the same period and jurisdiction as the temporary differences giving rise to the deferred tax assets. The assumptions utilized to estimate our future taxable income are consistent with those assumptions utilized for purposes of testing goodwill for impairment, as well as with our budgeting and strategic planning processes.
Significant judgment is required in evaluating our uncertain tax positions. We establish accruals for uncertain tax positions when we believe that the full amount of the associated tax benefit may not be realized. In the future, if we prevail in matters for which accruals have been established previously or pay amounts in excess of reserves, there could be a material effect on our income tax provisions in the period in which such determination is made.
We have significant tax credit carryforwards in the U.S. for which we have recorded a partial valuation allowance as a result of the Tax Cuts and Jobs Act of 2017 (the "Act"), regulations issued by the United States Treasury in the fourth quarter of 2019, and the classification of a business as discontinued operations. The utilization of these credits is dependent upon the recognition of both U.S. taxable income as well as income characterized as foreign source under the U.S. tax laws. We do not expect to generate enough foreign source income in the future to utilize all of these tax credits due to law changes introduced by the Act.
See Note 17, Income Taxes, to the consolidated financial statements within Exhibit 99.5 for further information regarding income taxes.

Goodwill and Indefinite-Lived Intangible Assets
We test our goodwill and other indefinite-lived intangible assets not subject to amortization for impairment on an annual basis during the fourth quarter or when indicators of impairment exist. We base our estimates on assumptions we believe to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.
We test goodwill annually for impairment at the reporting unit level. A reporting unit is an operating segment, or a business unit one level below an operating segment if discrete financial information for that business is prepared and regularly reviewed by segment management. However, components within an operating segment are aggregated as a single reporting unit if they have similar economic characteristics. We determined that each of our reportable segments (Enterprise Solutions and Industrial Solutions) represents an operating segment. Within those operating segments, we have identified reporting units based on whether there is discrete financial information prepared that is regularly reviewed by segment management. As a result of this evaluation, we have identified from our continuing operations, four reporting units within Enterprise Solutions and six reporting units within Industrial Solutions for purposes of goodwill impairment testing.
The accounting guidance related to goodwill impairment testing allows for the performance of an optional qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Such an evaluation is made based on the weight of all available evidence and the significance of all identified events and circumstances that may influence the fair value of a reporting unit. If it is more likely than not that the fair value is less than the carrying value, then a quantitative assessment is required for the reporting unit, as described in the paragraph below. In 2019, we did not perform a qualitative assessment over any of our reporting units.
When we evaluate goodwill for impairment using a quantitative assessment, we compare the fair value of each reporting unit to its carrying value. We determine the fair value using an income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows using growth rates and discount rates that are consistent with current market conditions in our industry. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we record an impairment charge based on that difference. In addition to the income approach, we calculate the fair value of our reporting units under a market approach. The market approach measures the fair value of a reporting unit through analysis of financial multiples of comparable businesses. Consideration is given to the financial conditions and operating performance of the reporting unit being valued relative to those publicly-traded companies operating in the same or similar lines of business.
For our annual impairment test in 2019, we performed a quantitative assessment for all ten of our reporting units included in continuing operations, none of which proved to be impaired during 2019. Based on our annual goodwill impairment test, the excess of the fair values over the carrying values of our ten reporting units tested under a quantitative income approach ranged from 12% - 394%. The assumptions used to estimate fair values were based on the past performance of the reporting unit as well as the projections incorporated in our strategic plan. Significant assumptions included sales growth, profitability, and related cash flows, along with cash flows associated with taxes and capital spending. The discount rate used to estimate fair value was risk adjusted in consideration of the economic conditions in effect at the time of the impairment test. We also considered assumptions that market participants may use. In our quantitative assessments, the discount rates ranged from 9.0% to 17.0%, the 2020 to 2029 compounded annual revenue growth rates ranged from 1.9% to 7.6%, and the long-term revenue growth rates ranged from 2.0% to 3.0%. By their nature, these assumptions involve risks and uncertainties, with the primary factor that could have an adverse effect being our assumptions relating to growing revenues consistent with our strategic plan.
We test our indefinite-lived intangible assets, which consist primarily of trademarks, for impairment on an annual basis during the fourth quarter. The accounting guidance related to impairment testing for such intangible assets allows for the performance of an optional qualitative assessment, similar to that described above for goodwill. We did not perform any qualitative assessments as part of our indefinite-lived intangible asset impairment testing for 2019. Rather, we performed a quantitative assessment for each of our indefinite-lived trademarks in 2019. Under the quantitative assessments, we determined the fair value of each trademark using a relief from royalty methodology and compared the fair value to the carrying value. We determined that none of our trademarks were impaired during 2019. Significant assumptions to determine fair value included sales growth, royalty rates, and discount rates.
We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we used to test for impairment losses on goodwill and other intangible assets. However, if actual results are significantly different from our estimates or assumptions, we may have to recognize an impairment charge that could be material.

As noted above, we also test our goodwill and other indefinite-lived intangible assets not subject to amortization for impairment when indicators of impairment exist. During 2019, we committed to a plan to sell Grass Valley, and at such time, met all of the criteria to classify the assets and liabilities of this business as held for sale. Furthermore, we determined a divestiture of Grass Valley represents a strategic shift that is expected to have a major impact on our operations and financial results. We wrote down the carrying value of Grass Valley and recognized impairment charges to goodwill, customer relationships, trademarks, etc. See Note 5 within Exhibit 99.5.
Pension and Other Postretirement Benefits
Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates, mortality tables, and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. Our key assumptions are described in further detail in Note 18 to the Consolidated Financial Statements within Exhibit 99.5. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.
As a sensitivity measure, the effect of a 50 basis point decline in the assumed discount rate would have resulted in an increase in the 2019 net periodic benefit cost and projected benefit obligations as of December 31, 2019 of approximately $0.5 million and $28.3 million, respectively. A 50 basis point decline in the expected return on plan assets would have resulted in an increase in the 2019 net periodic benefit cost of approximately $1.6 million.
Conversely, the effect of a 50 basis point increase in the assumed discount rate would have resulted in a decrease in the 2019 net periodic benefit cost and projected benefit obligations as of December 31, 2019 of approximately $0.4 million and $32.9 million, respectively. A 50 basis point increase in the expected return on plan assets would have resulted in a decrease in the 2019 net periodic benefit cost of approximately $1.6 million.
Business Combination Accounting
We allocate the consideration of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the consideration over the amount allocated to the assets and liabilities, if any, is recorded to goodwill. We use all available information to estimate fair values. We typically engage third party valuation specialists to assist in the fair value determination of inventories, tangible long-lived assets, and intangible assets other than goodwill. The carrying values of acquired receivables and accounts payable have historically approximated their fair values as of the business combination date. As necessary, we may engage third party specialists to assist in the estimation of fair value for certain liabilities. We adjust the preliminary acquisition accounting, as necessary, typically up to one year after the acquisition closing date as we obtain more information regarding asset valuations and liabilities assumed.
Our acquisition accounting methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. Management estimates the fair value of assets and liabilities based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies.
If actual results are materially different than the assumptions we used to determine fair value of the assets and liabilities acquired through a business combination, it is possible that adjustments to the carrying values of such assets and liabilities will have an impact on our net earnings.
See Note 4 to the Consolidated Financial Statements within Exhibit 99.5 for the acquisition-related information associated with significant acquisitions completed in the last three fiscal years.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Market risks relating to our operations result primarily from currency exchange rates, certain commodity prices, interest rates, and credit extended to customers. Each of these risks is discussed below.

Currency Exchange Rate Risk
We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of foreign subsidiaries and transactions denominated in currencies other than a location’s functional currency.
Our investments in certain foreign subsidiaries are recorded in currencies other than the U.S. dollar. As these foreign currency denominated investments are translated at the end of each period during consolidation using period-end exchange rates, fluctuations of exchange rates between the foreign currency and the U.S. dollar increase or decrease the value of those investments. These fluctuations and the results of operations for foreign subsidiaries, where the functional currency is not the U.S. dollar, are translated into U.S. dollars using the average exchange rates during the year, while the assets and liabilities are translated using period end exchange rates. The assets and liabilities-related translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) in our Consolidated Balance Sheets. We generally view our investments in international subsidiaries with functional currencies other than the U.S. dollar as long-term. As a result, we do not generally use derivatives to manage these net investments. However, we designated euro debt issued in 2018, 2017 and 2016 by Belden Inc., a USD functional currency entity, as a net investment hedge of certain international subsidiaries. See Note 15 within Exhibit 99.5 for further discussion.
Transactions denominated in currencies other than a location’s functional currency may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign exchange transaction gain or loss that is included in our operating income in the Consolidated Statements of Operations. In 2019, we recorded approximately $1.5 million of net foreign currency transaction losses.
Generally, the currency in which we sell our products is the same as the currency in which we incur the costs to manufacture our products, resulting in a natural hedge. Our currency exchange rate management strategy primarily involves the use of natural techniques, where possible, such as the offsetting or netting of like-currency cash flows. However, we re-evaluate our strategy as the foreign currency environment changes, and it is possible that we could utilize derivative financial instruments to manage this risk in the future. We did not have any foreign currency derivatives outstanding as of December 31, 2019.
Our exposure to currency rate fluctuations primarily relates to exchange rate movements between the U.S. dollar and the euro, Canadian dollar, Hong Kong dollar, Chinese yuan, Japanese yen, Mexican peso, Australian dollar, British pound, Indian rupee, and Brazilian real.

Commodity Price Risk
Certain raw materials used by us are subject to price volatility caused by supply conditions, political and economic variables, and other unpredictable factors. The primary purpose of our commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business. We do not speculate on commodity prices.
We are exposed to price risk related to our purchase of copper used in our products, although we are generally able to raise selling prices to customers to cover the increase in copper costs. Our copper price management strategy involves the use of natural techniques, where possible, such as purchasing copper for future delivery at fixed prices. We do not generally use commodity price derivatives and did not have any outstanding at December 31, 2019 or 2018.
The following table presents unconditional commodity purchase obligations outstanding as of December 31, 2019. The unconditional purchase obligations will settle during 2020.

	Purchase Amount	Fair Value
	(In thousands, except average price)
Unconditional copper purchase obligations:
Commitment volume in pounds	1,625
Weighted average price per pound	$2.71
Commitment amounts	$4,403	$4,541

We are also exposed to price risk related to our purchase of selected commodities derived from petrochemical feedstocks used in our products. We generally purchase these commodities based upon market prices established with the vendors as part of the purchase process. Pricing of these commodities is volatile as they tend to fluctuate with the price of oil. Historically, we have not used commodity financial instruments to hedge prices for commodities derived from petrochemical feedstocks.
Interest Rate Risk
We have occasionally managed our debt portfolio by using interest rate derivative instruments, such as swap agreements, to achieve an overall desired position of fixed and floating rates. We were not a party to any interest rate derivative instruments as of or for the years ended December 31, 2019 or 2018.

The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal amounts by expected maturity dates and fair values as of December 31, 2019.

	Principal Amount by Expected Maturity			Fair Value
	2020	Thereafter	Total
	(In thousands, except interest rates)
€350.0 million fixed-rate senior subordinated notes due 2028	$—	$392,910	$392,910	$417,561
Average interest rate		3.875%
€450.0 million fixed-rate senior subordinated notes due 2027	$—	$505,170	$505,170	$529,029
Average interest rate		3.375%
€200.0 million fixed-rate senior subordinated notes due 2026	$—	$224,520	$224,520	$240,472
Average interest rate		4.125%
€300.0 million fixed-rate senior subordinated notes due 2025	$—	$336,780	$336,780	$345,594
Average interest rate		2.875%
Total			$1,459,380	$1,532,656

Concentrations of Credit Risk
Financial instruments that potentially subject us to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We are exposed to credit losses in the event of nonperformance by counterparties to these financial instruments. We place cash and cash equivalents with various high-quality financial institutions throughout the world, and exposure is limited at any one financial institution. Although we do not obtain collateral or other security to support these financial instruments, we evaluate the credit standing of the counterparty financial institutions. As of December 31, 2019, we had $10.2 million in accounts receivable outstanding from Anixter International Inc. This represented approximately 3% of our total accounts receivable outstanding at December 31, 2019. Anixter generally pays all outstanding receivables within thirty to sixty days of invoice receipt.